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                                                               [ASCENT LOGO]

                                                               February 29, 2000

Dear Fellow Stockholders:

     We are pleased to inform you that on February 22, 2000, Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Liberty Media Corporation, a Delaware corporation ("Parent"), and Liberty AEG Acquisition, Inc., a Delaware corporation ("Merger Sub") and an indirect wholly owned subsidiary of Parent, pursuant to which Merger Sub has today commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share ("Shares"), of Ascent for $15.25 per Share in cash. Under the Merger Agreement and subject to the terms thereof, following the Offer, Merger Sub will be merged with and into Ascent (the "Merger") and all Shares not purchased in the Offer (other than Shares held by Parent, Merger Sub or Ascent, or Shares held by dissenting stockholders) will be converted into the right to receive $15.25 per Share in cash.

     YOUR BOARD OF DIRECTORS HAS (I) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF ASCENT'S STOCKHOLDERS AND (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER. THE ASCENT BOARD OF DIRECTORS RECOMMENDS THAT ASCENT'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Ascent Board gave careful consideration to a number of factors described in the attached Schedule 14D-9 which has been filed today with the Securities and Exchange Commission, including, among other things, the opinion, dated February 22, 2000, of Donaldson, Lufkin & Jenrette, Ascent's financial advisor, to the effect that, as of such date, the consideration to be received by holders of Shares pursuant to the Merger Agreement was fair to such stockholders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated February 29, 2000, of Merger Sub, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read the enclosed materials carefully.

                                            Sincerely,

                                            /s/ CHARLES M. NEINAS
                                            Charles M. Neinas
                                            Chairman of the Board of Directors
Ascent Entertainment Group, Inc.

1225 Seventeenth Street, Suite 1800
Denver, Colorado 80202
303.308.7000, fax 303.308.0485